Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-192338 and No. 333-194653) and on Form S-8 (No. 333-127179 and No. 333-186854) of National Health Investors, Inc. and in the related Prospectuses of our report dated February 13, 2015, with respect to the consolidated financial statements of Senior Living Communities, LLC as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014, included in this Current Report on Form 8-K/A.

/s/Moyer, Smith & Roller, P.A.

Charlotte, North Carolina
February 27, 2015